Filed Pursuant to Rule 424(b)(3)

Registration No. 333-290426

PROSPECTUS SUPPLEMENT NO. 4

(TO PROSPECTUS DATED NOVEMBER 4, 2025)

12,315,270 Units,

Each Unit Consisting of One Common Share or One Pre-funded Warrant to Purchase One Common Share and One Class A Warrant to Purchase One Common Share

615,763 Representative Warrants

(and up to 12,315,270 Common Shares Underlying the Pre-funded Warrants, up to 49,261,080 Common Shares Underlying the Class A Warrants and up to 2,463,052 Common Shares Underlying the Representative Warrants)

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated November 4, 2025 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration No. 333-290426), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on November 28, 2025 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 12 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 28, 2025.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13A-16 OR 15D-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of November 2025

Commission File Number: 001-42684

RUBICO INC.

(Translation of registrant’s name into English)

20 Iouliou Kaisara Str
19002 Paiania

Athens, Greece

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

INFORMATION CONTAINED IN THIS FORM 6-K REPORT

On November 28, 2025, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rubico Inc.

Date: November 28, 2025	By: /s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer